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EXHIBIT 99B.5
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CONSOLIDATED BALANCE SHEETS                            U S WEST, Inc.
(UNAUDITED)
                                               June 30, December 31,
In millions                                        1994         1993
- - -------------------------------------------- ------------------------
ASSETS
Current assets:
 Cash and cash equivalents                         $229         $128
 Accounts and notes receivable                    1,768        1,570
 Inventories and supplies                           224          193
 Prepaid and other                                  671          609
                                             ------------------------
    Total current assets                          2,892        2,500
                                             ------------------------

Property, plant and equipment - net              13,216       13,232
Investment in Time Warner Entertainment           2,535        2,552
Net assets of discontinued operations *             336          554
Other assets                                      2,214        1,842
                                             ------------------------
    Total assets                                $21,193      $20,680
                                             ========================
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                 $1,981       $1,776
 Accounts payable                                   700          977
 Current portion of restructuring charges           428          456
 Other                                            1,933        1,772
                                             ------------------------
    Total current liabilities                     5,042        4,981
                                             ------------------------

Long-term debt                                    5,250        5,423
Postretirement and other postemployment
 benefit obligations                              2,464        2,699
Deferred taxes, credits and other                 1,840        1,716

Shareowners' equity:
 Common shares                                    7,514        6,996
 Retained earnings (deficit) **                    (701)        (892)
 LESOP guarantee                                   (216)        (243)
                                             ------------------------
  Total shareowners' equity                       6,597        5,861
                                             ------------------------
    Total liabilities and
    shareowners' equity                         $21,193      $20,680
                                             ========================
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[FN]
* All assets and liabilities associated with discontinued operations are presented in the line item
"Net assets of discontinued operations".

** Includes the effects of an extraordinary, $3.1 billion
(after-tax) charge to discontinue accounting for U S WEST
Communications in accordance with regulatory accounting methods as of September 30, 1993.